
                     U.S. SECURITIES AND EXCHANGE COMMISSION                           -----------------------------
                              Washington, DC 20549                                           OMB APPROVAL
                                                                                       -----------------------------
                                     FORM 4                                             OMB Number:   3235-0287
                                                                                        Expires:  January 31, 2005
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                          Estimated average burden
                                                                                        hours per response......0.5
                                                                                       -----------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

 Europa International Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                          c/o Knoll Capital Management
                          200 Park Avenue, Suite 3900
--------------------------------------------------------------------------------
                                    (Street)

New York                            New York             10166
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                  Monarch Dental Corporation (MDDS:Nasdaq SC)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                    May, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value,
$.01 per share                        5/14/02         P              3,000        A    $5.230
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value,
$.01 per share                        5/8/02          P              4,000        A    $5.000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value,
$.01 per share                        5/13/02         P              3,100        A    $5.100
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value,
$.01 per share                        5/29/02         P             10,000        A    $4.365     294,600        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
                                                   Europa International, Inc.
                                                   By: Knoll Capital Management
                                                   Investment Manager


/s/ Fred Knoll                                     June 6, 2002
-------------------------------------              -----------------------
      **Signature of Reporting Person                   Date
      Fred Knoll, Principal

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION
                             -----------------------


Name:                      Knoll Capital Management, L.P.
                           200 Park Avenue, Suite 3900
                           New York, New York  10166

Designated Filer:          Europa International Inc.

Issuer & Ticker Symbol:    Monarch Dental Corporation  (MDDS: NasdaqSC)

Statement for Month/Year:  May 2002



Signature:                 S/Fred Knoll
                           ----------------------------------
                           Fred Knoll, Principal



Name:                      Fred Knoll
                           200 Park Avenue, Suite 3900
                           New York, New York  10166

Designated Filer:          Europa International Inc.

Issuer & Ticker Symbol:    Monarch Dental Corporation (MDDS:  NasdaqSC)

Statement for Month/Year:  May 2002



Signature:                 S/Fred Knoll
                           ------------------------------------
                           Fred Knoll, Individually